Exhibit 95

Mine Safety Disclosures for the Year Ended December 31, 2011

Sunoco is committed to maintaining a safe work environment and ensuring strict environmental compliance across all of its operations. The health and safety of its employees, and limiting the impact to communities in which it operates are critical to its long-term success. The Company believes that it employs industry best practices and conducts routine training programs equal to or greater than current regulatory requirements. The Company employs efforts and resources each day to help ensure that its employees are focused on safety. The coal mining operations of the Company are conducted at SunCoke Energy, Inc. (“SunCoke Energy”), which was separated from Sunoco by means of a spin-off on January 17, 2012.

SunCoke Energy has consistently operated its metallurgical coke operations within or near the top quartile for the U.S. Occupational Safety and Health Administration’s recordable injury rates as measured and reported by the American Coke and Coal Chemicals Institute. SunCoke Energy also has worked to maintain low injury rates reportable to the U.S. Department of Labor’s Mine Safety and Health Administration (“MSHA”) and has won the Sentinels of Safety award for 2008 from MSHA for having the mine with the most employee hours worked without experiencing a lost-time injury in that mine’s category.

The following table presents the information concerning mine safety violations and other regulatory matters that the Company is required to report, related to the coal mining operations of SunCoke Energy, in accordance with Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act. Whenever MSHA believes that a violation of the Federal Mine Safety and Health Act of 1977 (the “Mine Act”), any health or safety standard, or any regulation has occurred, it may issue a citation which describes the violation and fixes a time within which the operator must abate the violation. In these situations, MSHA typically proposes a civil penalty, or fine, as a result of the violation, that the operator is ordered to pay. In evaluating the following table regarding mine safety and health, investors should take into account factors such as: (1) the number of citations and orders will vary depending on the size of a coal mine; (2) the number of citations issued will vary from inspector to inspector, mine to mine and MSHA district to district; and (3) citations and orders can be contested and appealed, and during that process are often reduced in severity and amount, and are sometimes dismissed.

The mine data retrieval system maintained by MSHA may show information that is different than what is provided below. Any such difference may be attributed to the need to update that information on MSHA’s system or other factors. All section references in the table refer to provisions of the Mine Act.

Mine or Operating Name/MSHA Identification Number(1)	Section 104 S&S Citations (#)(2)	Section 104(b) Orders (#)(3)	Section 104(d) Citations and Orders (#)(4)	Section 110(b)(2) Violations (#)(5)	Section 107(a) Orders (#)(6)	Total Dollar Value of MSHA Assessments Proposed (thousands of dollars)(7)	Total Number of Mining Related Fatalities (#)	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)(8)	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/ no)(9)	Legal Actions Pending as of Last Day of Period (#)(10)(11)	Legal Actions Initiated During Period (#)(12)	Legal Actions Resolved During Period (#)(13)
4407220/Dominion 44	80	—	5	—	—	$74	—	No	No	12	15	3
4406839/Dominion 34	54	—	2	—	—	73	—	No	No	2	3	1
4406748/Dominion 30	85	—	—	—	—	154	—	No	No	26	32	6
4406718/Dominion 26	39	—	—	—	—	48	—	No	No	1	3	2
4406499/Dominion 7	192	—	8	—	1	522	—	No	No	76	92	16
4406759/Dominion 36	326	3	21	—	3	1,160	—	No	No	94	100	6
4400649/Preparation Plant 2	3	—	—	—	—	2	—	No	No	—	—	—
4407058/Heavy Equip Shop	—	—	—	—	—	—	—	No	No	—	—	—
4406716/Central Shop	—	—	—	—	—	—	—	No	No	—	—	—

Total	779	3	36	—	4	$2,033	—	—	—	211	245	34

(1)	The table does not include the following: (i) facilities which have been idled or closed unless they received a citation or order issued by MSHA; (ii) permitted mining sites where SunCoke Energy has not begun operations; or (iii) mines that are operated on SunCoke Energy’s behalf by contractors who hold the MSHA numbers and have the MSHA liabilities.
(2)	Alleged violations of health or safety standards that could significantly and substantially contribute to a serious injury if left unabated.
(3)	Alleged failures to totally abate a citation within the period of time specified in the citation.
(4)	Alleged unwarrantable failure (i.e., aggravated conduct constituting more than ordinary negligence) to comply with a mining safety standard or regulation.

(5)	Alleged flagrant violations issued.
(6)	Alleged conditions or practices which could reasonably be expected to cause death or serious physical harm before such conditions or practices can be abated.
(7)	Amounts shown include assessments proposed during the year ended December 31, 2011 on the citations and orders reflected in this table.
(8)	Alleged pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of coal or other mine health or safety hazards.
(9)	Alleged potential to have a pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of coal or other mine health or safety hazards.
(10)	This number reflects legal proceedings initiated during the year ended December 31, 2011 which remain pending before the Federal Mine Safety and Health Review Commission (the “FMSHRC”) as of December 31, 2011. The FMSHRC has jurisdiction to hear not only challenges to citations, orders, and penalties but also certain complaints by miners. The number of “pending legal actions” reported here reflects the number of contested citations, orders, penalties or complaints for which the FMSHRC has assigned a docket number and which remain pending as of December 31, 2011.
(11)	The legal proceedings initiated during the year ended December 31, 2011, which remain pending before the FMSHRC as of December 31, 2011, are categorized as follows in accordance with the categories established in the Procedural Rules of the FMSHRC:

Mine or Operating Name/MSHA Identification Number	Contests of Citations and Orders (#)	Contests of Proposed Penalties (#)	Complaints for Compensation (#)	Complaints for Discharge, Discrimination or Interference Under Section 105 (#)	Applications for Temporary Relief (#)	Appeals of Judges’ Decisions or Orders (#)
4407220/Dominion 44	27	11	—	—	—	—
4406839/Dominion 34	20	9	—	—	—	—
4406748/Dominion 30	61	70	—	—	—	—
4406718/Dominion 26	22	15	—	—	—	—
4406499/Dominion 7	147	139	—	—	—	—
4406759/Dominion 36	222	165	—	—	—	—
4400649/Preparation Plant 2	—	—	—	—	—	—
4407058/Heavy Equipment Shop	—	—	—	—	—	—
4406716/Central Shop	—	—	—	—	—	—

Total	499	409	—	—	—	—

(12)	This number reflects legal proceedings initiated before the FMSHRC during the year ended December 31, 2011. The number of “initiated legal actions” reported here reflects the number of contested citations, orders, penalties or complaints for which the FMSHRC has assigned a docket number and may not have remained pending as of December 31, 2011.
(13)	This number reflects legal proceedings before the FMSHRC that were resolved during the year ended December 31, 2011. The number of “resolved legal actions” reported here reflects the number of resolved citations, orders, penalties or complaints for which the FMSHRC had assigned a docket number.